As filed with the Securities and Exchange Commission on November 21, 2000
                                            Registration Statement No. 333-45526
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

            --------------------------------------------------------
                            MERCHANTONLINE.COM, INC.

             (Exact name of registrant as specified in its charter)
            --------------------------------------------------------

           FLORIDA                                               84-1233073
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                MICHAEL D. KARSCH
                            MERCHANTONLINE.COM, INC.
                         902 CLINT MOORE ROAD, SUITE 114
                            BOCA RATON, FLORIDA 33487
                                 (561) 864-6000

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices and agent for service of process)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                             PROPOSED               PROPOSED
      TITLE OF EACH CLASS              AMOUNT TO              MAXIMUM               MAXIMUM                AMOUNT OF
        OF SECURITIES TO                   BE             OFFERING PRICE           AGGREGATE             REGISTRATION
         BE REGISTERED                 REGISTERED          PER SHARE(1)          OFFERING PRICE               FEE
---------------------------------------------------------------------------------------------------------------------------
Common  Stock,  $.001  par value    6,480,000 shares           $4.25              $27,540,000               $7,271
per share
===========================================================================================================================

         (1) Estimated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices for a share of common stock on the OTC Bulletin Board on September 7, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION
DATED NOVEMBER 21, 2000


The information in this prospectus is not complete and may be changed. MerchantOnline.com may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and MerchantOnline is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                6,480,000 SHARES

                            MERCHANTONLINE.COM, INC.

                                  COMMON STOCK

                                -----------------

            Swartz Private Equity may use this prospectus in connection with the following resales of our common stock:

o Swartz may offer up to 5,000,000 shares that we may issue to it when we exercise our right to "put" shares to Swartz under our equity line agreement with Swartz;

o 980,000 shares are issuable upon the exercise of warrants previously issued to Swartz; and

o up to 500,000 shares are issuable upon the exercise of warrants that may be issued to Swartz under our equity line agreement.

            The selling shareholder may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. Swartz is an "underwriter" within the meaning of the Securities Act in connection with its sales of our common stock.

            We will receive no proceeds from the sale of the shares by the selling shareholder. However, we may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz.

                                ----------------


         The common stock is quoted on the OTC Bulletin Board under the symbol "MRTO." The last reported sale price of the common stock on the OTC Bulletin Board on November 20, 2000, was $2.91 per share.


                                -----------------

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------
                               ____________, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                TABLE OF CONTENTS




Prospectus Summary.............................................................1


Risk Factors...................................................................4

Forward-Looking Statements....................................................13


Use of Proceeds...............................................................14

Price Range of Common Stock and Dividend Policy...............................15

Capitalization................................................................16

Business......................................................................17

Management....................................................................33

Principal Shareholders........................................................37

Selling Shareholder...........................................................38

The Investment Agreement......................................................38

Description of Securities.....................................................40

Shares Eligible for Future Sale...............................................42

Plan of Distribution..........................................................43

Legal Matters.................................................................43

Experts  .....................................................................43

Where You Can Find More Information...........................................44

                       -----------------------------------


         As used in this prospectus, the terms "we," "us," "our," the "Company" and "MerchantOnline" mean MerchantOnline.com, Inc. and our subsidiaries Innovonics, Inc. and Web Financial Services, Inc. unless the context indicates a different meaning, and the term "common stock" means MerchantOnline.com, Inc. common stock, $0.001 par value per share.


         The information in this prospectus gives effect to a 2-for-1 stock split in May 2000.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY



OVERVIEW


         We are a leading developer and provider of real-time e-commerce transaction services. We offer economical, easy-to-install products and services to online merchants, issuers, acquirers, channel partners, consumers and processors. Our products allow merchants to accept secure transactions over the Internet in a manner that is consistent with the current payment systems used in brick and mortar retail sites.. Our products include proprietary real-time credit card processing programs, a proprietary hardware device called PC Pay(R), and a proprietary ATM/Debit network for the Internet. We have patent coverage in over 50 countries worldwide on our products for both software and hardware. We believe our network of products exceeds the capabilities of all suppliers of these services in the industry. Our goal is to provide online merchants with a single vendor that furnishes all products and services needed to allow credit and debit transactions and provide them the opportunity to use payments as a competitive advantage..


         There are several products in our network that have the ability to significantly change the way business is done in both the real and virtual worlds:




         In November 2000, we entered into an agreement with Prime Domain, Inc. to purchase over 1,500,000 PC Pay devices in 2001, additional units in 2001 and to license a NewCash system. The agreements provide for over $52 million in revenues in 2001. We expect to enter into additional agreements to sell bulk quantities of PC Pay devices and Newcash systems in the near future.


INVESTMENT AGREEMENT


         On January 5, 2000, we entered into an investment agreement with Swartz to raise up to $35 million through a series of sales of our common stock to Swartz. Under the terms and conditions of the investment agreement, we have the right, at our sole discretion, to put shares of our common stock to Swartz for a dollar amount of up to $2 million in each put, subject to additional limitations on the timing of our exercise of put rights and on the number of shares Swartz is obligated to purchase. The dollar amount of each sale is also limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. We issued Swartz warrants to purchase 980,000 shares of common stock when we entered into the investment agreement. When we exercise a put, we will issue Swartz one warrant for each ten shares purchased in that put. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.


OUR HISTORY

         We were incorporated on November 20, 1997 in the State of Florida under the name "CreditCo, Inc." On February 16, 1999 we merged with Tarcyn Corporation and changed our name to "MerchantOnline.com, Inc.". We are located at 902 Clint Moore Road, Suite 114, Boca Raton, Florida 33487. Our telephone number is (561) 864-6000 and our website address is WWW.MERCHANTONLINE.COM. Information contained on our website is not part of this prospectus.



                               ABOUT THE OFFERING


Common stock outstanding at October 31, 2000.......         60,097,333 shares


Common stock offered by the selling shareholders...         6,480,000  shares

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Common stock to be outstanding after the offering..         66,577,333 shares


Use of proceeds....................................         Product development,
                                                            manufacturing of
                                                            products, marketing,
                                                            working capital
                                                            requirements and
                                                            other general
                                                            corporate purposes.

Trading symbol.....................................         MRTO



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       SUMMARY CONSOLIDATED FINANCIAL DATA


         The pro forma information assumes that the acquisitions of Approve.net, Inc., Web Financial Services Corporation and Innovonics, Inc. occurred on the first day of the period presented.


                                         PERIOD FROM
                                          NOVEMBER
  STATEMENT OF                            20, 1997                                                     YEAR ENDED     NINE MONTHS
  OPERATIONS DATA:                       (INCEPTION)     YEAR ENDED    NINE MONTHS    NINE MONTHS     OCTOBER 31,    ENDED JULY 31,
                                         TO OCTOBER      OCTOBER 31,    ENDED JULY     ENDED JULY        1999             2000
                                          31, 1998          1999         31, 2000       31, 1999       PRO FORMA       PRO FORMA
                                         ------------   ------------   ------------   ------------   ------------    ------------
Revenues .............................   $    168,748   $    204,106   $    170,130   $    202,820   $    505,564    $    296,610
Costs and expenses:
Cost of sales ........................         43,074        111,064        105,900        102,209        230,478
                                                                                                                          174,631
General and administrative ...........        351,006      2,533,370     10,799,259      1,187,204     19,619,381      19,297,339
                                         ------------   ------------   ------------   ------------   ------------    ------------

Total costs and expenses .............        394,080      2,644,434     10,905,159      1,289,413     19,849,859      19,461,178
                                         ------------   ------------   ------------   ------------   ------------    ------------
Net loss .............................   $   (225,332)  $ (2,440,328)  $(10,735,029)  $ (1,086,593)  $(19,344,295)   $(19,175,360)
                                         ============   ============   ============   ============   ============    ============
Net loss per share-- basic and
  diluted ............................   $       (.01)  $       (.07)  $       (.22)  $       (.03)  $       (.37)   $       (.33)
                                         ============   ============   ============   ============   ============    ============
Weighted average shares
outstanding ..........................     31,500,000     36,446,498     49,893,465     35,013,704     51,986,494      58,764,410
                                         ============   ============   ============   ============   ============    ============



          BALANCE SHEET DATA:

                                        OCTOBER 31, 1999       JULY 31, 2000
                                        ----------------       -------------
Cash...............................       $     5,148           $    574,618
Working capital deficiency.........           307,063              1,331,549
Intangible assets..................                --             52,038,767
Total assets.......................         3,166,101             55,471,464
Long term liabilities..............                --                270,000
Shareholders' equity...............           817,640             52,279,310



---------------

--------------------------------------------------------------------------------

                                  RISK FACTORS

         You should carefully consider the following risks in evaluating MerchantOnline. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information set forth in this Report, including our financial statements and the related notes.

         We caution readers that certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this report or otherwise made by or on behalf of MerchantOnline.

WE ARE A NEW BUSINESS OPERATING IN A DYNAMIC BUT TOTALLY NEW MARKET AND HAVE NOT YET SHOWN A PROFIT.


         We commenced operations in 1998 and we have not yet operated at a profit. Our limited history and the lack of history regarding both our PC Pay device and online credit card processing offers little information on which to base projections of future profitability. You should consider risks inherent to early-stage businesses and the volatility of emerging technology. Our viability will depend on our ability to anticipate changes in e-commerce technology and avoid the pitfalls associated with new businesses. Ongoing concerns include:

         o  Our ability to implement our sales and marketing strategy.


         o The need to develop and manage strategic relationships to maximize public recognition of our products and services.

         o The need to maintain a strong management team. Management must be decisive to realize our growth strategy but flexible to deal with the tactical needs of a company competing in a constantly changing market place.

         o  Our ability to attract new customers.

         o  Our ability to implement new technologies.


         o  The need to grow and maintain our programming and technical staff.




         o  The need to raise additional capital if necessary.

If we do not succeed in addressing these risks, our business will likely be adversely affected.


WE NEED ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS AND MAY NOT BE ABLE TO OBTAIN IT IN A TIMELY FASHION OR ON SATISFACTORY TERMS.


         We need to obtain additional funds to continue our planned operations. If we are unable to obtain additional funding on satisfactory terms and reduce our operating losses, we will have to modify our business plan or reduce or discontinue some or all of our operations. Our long-term ability to meet our liquidity requirements and to continue operations will depend on our ability to:

         o raise additional capital, including our ability to draw down money under the Swartz equity line;

         o  sell PC Pay devices at a profit; and

         o adjust to competitive and technological advances that may require us to modify the design of our products under development.

We have met our capital needs from the sale of our common stock and loans of approximately $1.9 million from our chief executive officer, who has agreed to loan us up to $3 million. In the future we intend to use funds from the investment agreement if there is sufficient availability.


Our acquisition agreement for Innovonics required us to place $1.5 million in escrow for Innovonics' working capital. We have not yet placed such funds in escrow although we have been funding Innovonics operations. In September 2000 we reached an agreement with Dereck Clark, Innovonics president and one of our directors, pursuant to which we paid $200,000 and have agreed to pay an additional $300,000 by September 15, 2000 and $200,000 per month from October 2000 until April 2001. We have not yet made all of the required payments. If these funds are not paid according to this schedule, then the former Innovonics shareholders have the right to unwind the acquisition.

WE RECEIVED A QUALIFICATION AT OUR LAST AUDIT STATING THAT OUR AUDITORS HAD SUBSTANTIAL DOUBT THAT WE COULD CONTINUE OPERATIONS WITH SUFFICIENT CAPITAL.


         The report of independent accountants for the year ended October 31, 1999 includes a going concern qualification due to operating losses since inception, negative cash flow from operations and negative working capital at October 31, 1999. A "going-concern" opinion indicates that substantial doubt about MerchantOnline's ability to continue as a going concern exists and that the financial statements have been prepared assuming we will continue as a going-concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM THE INVESTMENT AGREEMENT WITH SWARTZ TO MEET OUR LIQUIDITY NEEDS.

         To operate at planned levels, we must obtain sufficient funds from the investment agreement with Swartz. However, the future market price and volume of trading of our common stock limits the rate at which we can obtain money under the investment agreement with Swartz. Further, we may be unable to satisfy the conditions contained in the investment agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we will be unable to obtain sufficient funds to meet our liquidity needs.

WE MAY CONTINUE TO EXPERIENCE LOSSES, WHICH COULD DECREASE THE VALUE OF OUR
STOCK.

         As of July 31, 2000, we had an accumulated deficit of $13,400,689 and losses have continued since then. Since we started our business, our revenues have been small compared to our expenses. Our ability to generate significant revenue remains uncertain. We expect to continue to incur operating losses at least through the second quarter of 2001, and perhaps for some time thereafter. We may never achieve, or be able to sustain, profitability.

OUR QUARTERLY OPERATING RESULTS WILL VARY WIDELY, WHICH MAY AFFECT OUR STOCK PRICE DUE TO THE EMPHASIS PLACED ON QUARTERLY RESULTS BY MANY INVESTORS.

         Our quarterly operating results have varied and probably will continue to do so because of circumstances beyond our control, including:


         o Sales of PC Pay devices could vary significantly from quarter to quarter.

         o Use of PC Pay devices and other services could be seasonal, such as increasing near the holidays.

         o Our setup fees have varied widely as market conditions have driven us to deeply discount our services to compete while establishing our market share. In some cases, our customers pay one-time fees to acquire our payment services. The timing of the recognition of fees varies, which contributes to quarterly fluctuations in revenues. In addition, our resellers often integrate our services with their e-commerce solutions. The realization of these income streams is therefore unpredictable.

         o Our e-commerce service is relatively new, and the pricing structures and timing of revenues is likewise unpredictable.


         o As part of a long-term strategy of forgoing short-term gains, we may make pricing, marketing or licensing decisions that may adversely affect our quarterly revenues or increase our costs in the short run.

         o We currently intend to increase our operating expenses in order to implement additional e-commerce services, including commercial roll-out of the PC Pay, end user technical support, advertising, and marketing services.


         o Extraordinary events such as litigation or acquisitions could adversely affect our operating results from one reporting period to the next.

         For these reasons, quarterly results will not necessarily be a reliable indication of future performance. Because of all of the foregoing considerations, it is likely that our quarterly operating results may intermittently be below the expectations of market analysts, which may negatively affect the value of our common stock.

WE FACE INTENSE COMPETITION, WHICH COULD AFFECT OUR REVENUES AND MARKETS


         We face intense competition from companies offering both software and hardware solutions in our markets. Some of these solutions are more appealing to certain potential customers than our product. Further, some potential customers may be investors in these entities, which may decrease the likelihood that these companies will become our customers. Some market analysts believe that a software solution is more desirable than a hardware solution such as the PC Pay device.


         We have identified at least ten companies, many of which are still relatively small, that provide real-time credit card processing on the Internet. Currently, there are no providers of this service that are dominating leaders in the market. Large organizations that are technology- or banking-based are entering the industry, most of which offer credit card processing as the core service. Many offer related products typically by partnering with other companies to provide services that the credit card processor does not provide in-house. We expect competition to intensify, as the viability of Internet business becomes more apparent to the buying public.

         Most of our competitors have operating histories, name recognition, installed customer bases, financial resources, technical resources, and marketing resources that exceed ours. Furthermore, many of our potential competitors have established distribution channels that they will undoubtedly use to bundle competing products. If these competitors bundle competing products for their customers, it could adversely affect our ability to market our services.

         Competition could very well compel us to reduce prices. Profitability could thus only be maintained as a result of an increase in volume or a reduction of operating costs, which may not be feasible.


WE COULD BE HELD RESPONSIBLE FOR UNAUTHORIZED CREDIT CARD CLAIMS AND BE LIABLE FOR UNAUTHORIZED PAYMENTS.


         It is possible that we could be held responsible for claims that payments presented using our products are not authorized by the holder of the account on which they are drawn. If we were found responsible for unauthorized payments we could be liable for the amount of the unauthorized payment as well as other indirect or consequential damages, such as overdraft charges or damage to the account holders' credit rating. Any findings of such liability could also significantly impact our marketing of these products and could cause our business to suffer.


TO BE SUCCESSFUL, WE NEED FOR OUR PC PAY DEVICE TO BE ACCEPTED BY THE MARKET.

         Broad acceptance of our products is critical to our success because a majority of our revenues for the next year to 18 months are expected to be derived from PC Pay product sales. One impediment to widespread acceptance of the PC Pay device is that standards for hardware, data transmission, and user interfaces are still emerging. Until one or more standards emerge, our development plans must be contingent on a multiplicity of possible standards. Our technologies have not been accepted as standard. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.

IF WE EXPERIENCE FAILURES IN OUR PAYMENT PROCESSING SYSTEM, OUR CUSTOMERS WILL BE INTERRUPTED, WHICH WOULD HARM OUR BUSINESS AND REPUTATION.


         Our business systems depend on the smooth operation of computer systems that may be affected by circumstances beyond our control. Events that could cause system interruptions are:


         o  Fire
         o  Earthquake
         o  Hurricane
         o  Power loss
         o  Telecommunications failure
         o  Unauthorized entry or other events

         Our operations center in California provides support for our services. We do not yet have a backup site, and if this site should cease operations because of a power outage, fire, or natural disaster, then we would not be able to process transactions. Finally, although we back up data as a matter of course, and take other measures to protect against loss, there is still some risk of such losses. A system outage or data loss could adversely affect our business.

         Despite the security measures we maintain, our systems may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption. Any interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to customers or financial institutions and may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions and insurance. However, we cannot assure you that these contractual limitations would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we might sustain.


OUR RESULTS MAY SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL.


         Our performance is dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, both management and technical. We are in the process of obtaining "key person" life insurance policies on some of our executives. The loss of the services of any of our key employees, particularly our founder and chief executive officer Tarek Kirschen and our chief operating officer Jim Gitney, could have a material adverse effect on us. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.


ALTHOUGH WE TRY TO PROTECT OUR PROPRIETARY INFORMATION, OUR COMPETITORS MAY DUPLICATE AND OFFER OUR PRODUCTS AND SERVICES AT LOWER PRICES.





MOST OF OUR PROCESSING AGREEMENTS ARE SHORT TERM AND WE CAN LOSE CLIENTS AND REVENUES.


         Our standard customer agreements are short-term and can be terminated without cause by either party. We expect that there will be terminations and non-renewals from time to time and that we may not be able to replace all of these clients. Our financial performance could be damaged by a significant number of terminations or non-renewals.




WE WILL HAVE SIGNIFICANT DEPRECIATION AND AMORTIZATION CHARGES IN FUTURE PERIODS THAT WILL AFFECT OUR OPERATING RESULTS.

         As a result of our three recent acquisitions, we will have a non-cash depreciation and amortization charge of at least $4 million per quarter for the next few years. This charge may have the result of eliminating any operating income that we may have during such periods.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS IF COMPETITORS USE OUR TECHNOLOGY.


         Our ability to compete effectively in the e-commerce industry may depend on our success in developing and marketing our products and services and/or acquiring other suitable e-commerce businesses and protecting their proprietary technology, both in the United States and abroad. The patent positions of technology companies generally involve complex legal and factual questions. There can be no assurance that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide any competitive advantage. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford.

         We have been issued a number of U.S. patents and have filed additional U.S. patent applications and various foreign patent applications relating to our PC Pay device. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. We cannot assure you that:

         o our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

         o  any of our future processes or products will be patentable;

         o any pending or additional patents will be issued in any or all appropriate jurisdictions;

         o our processes or products will not infringe upon the patents of third parties; or

         o we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

         We could be materially adversely affected if we fail to avoid infringement of the patent or proprietary rights of others or to protect our patent rights.

         We also rely on trade secrets and proprietary knowledge, which we generally seek to protect by confidentiality and non-disclosure agreements with employees, consultants and licensees. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known by competitors.

         Although we have and will continue to enter into confidentiality and invention agreements with our employees and consultants, there can be no assurance that such agreements will be honored or that we will be able to adequately protect our rights to our non-patented trade secrets and know-how. Moreover, there can be no assurance that other individuals or entities will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring such licenses could be foreclosed.


WE ARE DEPENDANT ON THE ACCEPTANCE OF INTERNET USER OF ONLINE PAYMENTS IN E-COMMERCE.

         Use of the Internet by businesses and consumers as a medium for commerce is at an early stage of development. Various methods of online payments have developed more slowly. E-commerce is a relatively recent development. We cannot be certain that acceptance and use of the Internet will continue to develop or that a sufficiently broad base of merchants and consumers will adopt, and continue to use, the Internet to exchange goods and services. Assuming e-commerce continues to grow, for us to be successful, merchants and consumers, need to become comfortable with various payment systems that are available.

WE MAY NOT BE ABLE TO PROTECT OUR TRADENAMES AND DOMAIN NAMES AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS.


         We currently hold the Internet domain name "merchantonline.com" as well as various other related names and we use "MerchantOnline" as a tradename. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superseded, in some cases, by the laws, rules and regulations governing the registration of tradenames and trademarks with the United States Patent and Trademark Office and certain other common law rights. In the event the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's tradename or trademark, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, tradenames or trademarks, which could adversely affect our brand name and other proprietary rights.

OUR LIMITED MARKETING AND SALES RESOURCES COULD PREVENT US FROM EFFECTIVELY MARKETING OUR PRODUCTS AND SERVICES


         We have limited internal marketing and sales resources and personnel. In order to market our products and services, we will have to develop a marketing and sales force with technical expertise and distribution capability or outsource these duties to independent contractors. There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on our business, financial condition, cash flows, and results of operations. To the extent that we arrange with third parties to market our products or services, the success of such products and services may depend on the efforts of such third parties. There can be no assurance that any of our proposed marketing schedules or plans can or will be met.

OUR STOCK PRICE IS EXTREMELY VOLATILE, WHICH COULD AFFECT THE VALUE OF YOUR INVESTMENT WHEN YOU DECIDE TO SELL YOU SHARES.





A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK MAY BE SOLD IN THE FUTURE, WHICH COULD AFFECT THE MARKET PRICE

         Of the 60,645,486 shares of our common stock currently issued and outstanding, approximately 54 million shares are "restricted securities" as that term is defined under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 under the Securities Act or other exemption from registration. Our chief executive officer and largest shareholder has a bank loan pursuant to which he has pledged assets that include a portion of his MerchantOnline common stock. He has lent proceeds from the loan to us. If he should default on the loan, the lender may be able to sell the shares into the market. Future sales of shares of common stock by existing shareholders or by this lender under Rule 144 could materially adversely affect the market price of our common stock. We cannot predict the effect, if any, that market sales of common stock or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

THE ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS AND FLORIDA LAW COULD ADVERSELY AFFECT SHAREHOLDERS IF A THIRD PARTY THREATENS A TAKEOVER.

         Our articles of incorporation authorize 25,000,000 shares of preferred stock, none of which are issued and outstanding. As provided in our articles of ncorporation, preferred stock may be issued by our board of directors from time to time without any action of the shareholders. The doard of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the right of the holders of our common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any preferred stock, there can be no assurance that we will not do so in the future.

         Certain provisions of our articles of incorporation and bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of MerchantOnline. In addition, Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not have any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.


OUR COMMON STOCK IS TRADED ON THE OTC BULLETIN BOARD, WHICH IS HIGHLY VOLATILE AND PRECLUDES CERTAIN INVESTORS FROM PURCHASING OUR SHARES.


         Our common stock is currently traded on the OTC Bulletin Board and is not listed for trading on an exchange or Nasdaq. An issuer must meet certain quantitative criteria relating to its total assets, its capital and the trading prices of its securities to be included on an exchange or Nasdaq. In May 2000, we met the minimum quantitative standards and applied for the Nasdaq National Market. The Nasdaq staff may consider other factors, such as the issuer's management and the circumstances surrounding the issuer's operations, when determining whether to approve an issuer's application for inclusion in the Nasdaq system. In August 2000 we determined not to pursue the Nasdaq listing and instead applied for listing on the American Stock Exchange. Our application is currently under review. We cannot guarantee you that we will ever by listed. As a result, you may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the common stock.

WE OPERATE IN AN EVOLVING MARKET DEPENDENT ON THE INTERNET AND MAY HAVE LOSSES FOR THE FORESEEABLE FUTURE

         We operate in a market that is at an early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed competing products and services. We have not realized significant revenues from our credit card processing services or PC Pay sales. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for our products and services are subject to a high level of uncertainty and risk. We are also dependent on the adoption of the Internet for commerce and broad acceptance of new methods of conducting business and exchanging information, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce. We cannot guarantee that the market for our products and services will develop or that demand for our services will emerge or be sustainable. Moreover, operating on the Internet raises a number of additional risks, including possible system failures and possible security breaches that could harm our business. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products or services do not achieve or sustain market acceptance, our business would be harmed.


THE VOLATILITY OF OUR STOCK PRICE COULD AFFECT THE VALUE OF YOU INVESTMENT IN OUR STOCK

         The market prices for securities of companies engaged in Internet development activities have been and historically are highly volatile. The trading price of our common stock has been, and in the future is expected to be, volatile and we expect to experience further market fluctuations as a result of a number of factors.

         The market price of our common stock may be impacted by:

         o announcements of technological innovations or new products by us or our competitors;

         o  delays in the introduction of our products;

         o  developments or disputes concerning patent or proprietary rights;

         o publicity regarding products under development by us or our competitors;

         o  regulatory developments in both the U.S. and foreign countries;

         o  privacy concerns;


         o  the timing of sales of common stock by selling shareholders;


         o  economic and other external factors;

         o  period-to-period fluctuations in financial results;

         o  the volatility of the market price for our common stock; and

         o  reported losses.

         Our common stock also could be subject to fluctuations in response to the above and other more specific factors. The market prices of equity securities of technology companies generally and Internet-related companies in particular, the business in which we operate, is characterized by highly volatile stock prices.


MANAGEMENT HAS THE ABILITY TO CONTROL OUR AFFAIRS AND OPERATIONS BECAUSE THROUGH OWNERSHIP OF OUR COMMON STOCK.


         Our directors, officers and principal shareholders currently own approximately 65% of the outstanding common stock. Management has the ability to control our affairs and operations.


WE WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF THE NET PROCEEDS WE RECEIVE IN THIS OFFERING AND THE FAILURE TO SPEND IT EFFECTIVELY COULD HARM OUR BUSINESS.

         We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock to Swartz by us will be up to $35 million. We intend to use the net proceeds for various purposes. Consequently, our board of directors and management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could harm our business.





THE EXERCISE OF OUR PUT RIGHTS MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SHAREHOLDERS


         We will issue shares to Swartz upon exercise of our put rights at a price equal to the lesser of:

         o  the market price for each share of our common stock minus $.10; or

         o  91% of the market price for each share of our common stock.

Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the three year period of the investment agreement, we may need to register additional shares for resale or seek an amendment to our articles of incorporation to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $35 million available under our put rights.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK UNDER THE INVESTMENT AGREEMENT COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES


         If and when we exercise our put rights and sell shares of our common stock to Swartz, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we must issue more shares of our common stock for any given dollar amount invested by Swartz, subject to a designated minimum put price that we specify. This may encourage short sales, which could place further downward pressure on the price of our common stock.


OUR CAPITAL RAISING MAY BE AFFECTED BECAUSE SWARTZ MAY PROHIBIT US FROM ISSUING CAPITAL STOCK WITHOUT THEIR CONSENT.

         The investment agreement restricts us from issuing equity securities with Swartz's written consent. Swartz also has the right of first refusal for some equity issuances. Depending on the circumstances, these restrictions may have the effect of restricting our ability to raise capital when it would otherwise by advantageous to do so.

                           FORWARD-LOOKING STATEMENTS

We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect our results include, but are not limited to, the risks and uncertainties of being a company with a limited operating history and which has never reported a profit, relies on new technologies, faces current and potential competitors with significant technical and marketing resources, needs future capital and depends on key personnel. We are also subject to the risks and uncertainties of protecting our intellectual property and patent infringement and other litigation. We are also subject to other risks detailed herein or detailed from time to time in our filings with the U.S. Securities and Exchange Commission.

                                 USE OF PROCEEDS

         We expect to sell to Swartz Private Equity, LLC, subject to effective registration and applicable volume and other limitations, up to $35,000,000 of common stock under the investment agreement. Additional amounts may be received if the warrants to purchase common stock are exercised.

         We intend to use the net proceeds from the sale of common stock to Swartz in the following order for:

         o  working capital and other general corporate purposes;
         o  manufacturing PC Pay devices;
         o  expansion of our sales, distribution and administrative facilities;
         o  product development; and
         o  acquisitions of products and/or companies.

         Our monthly overhead is currently approximately $700,000.


         The amount and timing of the above expenditures may vary and will depend on numerous factors, including, but not limited to, sales efforts, product development, industry development and other factors.

         We periodically evaluate possible acquisitions of or investments in complementary businesses and products. We may use net proceeds from the offering for these purposes. While we from time to time consider potential investments or acquisitions, we have no firm plans, commitments or agreements with respect to any of these types of investments or acquisitions.

         Pending use of the proceeds as described above, we intend to invest the net proceeds of the offering in government securities and other investment-grade, interest-bearing securities.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         On May 10, 1999 MerchantOnline's common stock began trading on the OTC Bulletin Board under the symbol "MRTO". The following table sets forth the high and low bid prices of MerchantOnline's common stock as reported on the OTC Bulletin Board for each quarter from May 10, 1999 through November 17, 2000. The following quotations are over-the-counter quotations and, accordingly, reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.


                                                  High Bid      Low Bid
                                                  ---------     -------
FISCAL 1999

May 10, 1999 through July 31, 1999                 $ 4.25        $ .56
August 1, 1999 through October 31, 1999              1.65          .19

FISCAL 2000

November 1, 1999 through January 31, 2000            4.91          .84
February 1, 2000 through April 30, 2000             11.50         4.75
May 1, 2000 through July 31, 2000                    8.75         5.44
August 1, 2000 through October 31, 2000              6.44         3.50


Fiscal 2001
November 1, 2000 through November 16, 2000           3.41         2.75

         On November 16, 2000, the closing bid price for the common stock as reported on the OTC Bulletin Board was $3.125. As of September 1, 2000, there were approximately 1,700 holders of MerchantOnline's common stock.


DIVIDENDS

         MerchantOnline has not paid any cash dividends on its common stock since its inception. MerchantOnline presently intends to retain future earnings, if any, to finance the expansion of its business and does not anticipate that any cash dividends will be paid in the foreseeable future. Future dividend policy will depend on MerchantOnline's earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of July 31, 2000. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus. The shares outstanding excludes:

         o 13,977,000 shares of common stock issuable upon the exercise of outstanding stock options,
         o 1,863,000 shares of common stock reserved for future issuance under our stock option plan, and
         o 1,025,000 shares of common stock issuable upon exercise of outstanding warrants

                                                                   JULY 31, 2000
                                                                   -------------
Long term liabilities............................................  $    270,000
Shareholders equity:
    Preferred Stock, $.001 par value, 25,000,000 shares
       authorized, no shares issued and outstanding..............            --
    Common Stock, $.001 par value, 100,000,000 shares
       authorized; 60,097,332  shares issued and
       outstanding,..............................................        60,097
    Additional paid-in capital...................................    65,584,480
    Accumulated deficit .........................................   (13,400,689)
                                                                   -------------
Total shareholders' equity.......................................    52,279,310
                                                                   -------------
Total capitalization.............................................  $ 52,549,310
                                                                   =============

                                    BUSINESS

OVERVIEW


         We are a leading developer and provider of real-time e-commerce transaction services. We offer economical, easy-to-install products and services to online merchants , issuers, acquirers, channel partners, consumers and processors. Our products allow merchants to accept secure transactions over the Internet in a manner that is consistent with the current payment systems used in brick and mortar retail sites. Our system supports any type of credit, debit or ACH transactions between companies, consumers and the government anywhere in the world. Our products include proprietary real-time credit card processing programs, a proprietary hardware device called PC Pay(R) a proprietary ATM/Debit network for the Internet and a one-time use number. We have patent coverage in over 50 countries worldwide on our products for both software and hardware. We believe our network of products exceeds the capabilities of all suppliers of these services in the industry. Our goal is to provide online merchants with a single vendor that furnishes all products and services needed to allow credit and debit transactions and provide them the opportunity to use payments as a competitive advantage.





OUR HISTORY

         MerchantOnline, formerly known as Tarcyn Corporation, was incorporated under the laws of the State of Colorado on March 19, 1993. On February 16, 1999, pursuant to the terms of an agreement and plan of reorganization, MerchantOnline acquired all of the issued and outstanding securities of CreditCo, Inc. in exchange for 15,750,000 shares of common stock of MerchantOnline. As a result, MerchantOnline was the surviving entity. As part of the terms of this transaction, MerchantOnline amended its articles of incorporation, changing its name to its present name, as well as reincorporating in Florida.

         In January 2000, we completed the acquisition of Approve.net and ChargeSolutions, which had previously provided much of our technical support and back office operations, for 4,000,000 shares of our common stock. The principals of these companies operate our San Diego operations center.

         In April 2000, we completed the acquisition of Web Financial Services, which had developed our NewCash proprietary ATM/debit network for the Internet, for 2,500,000 shares of common stock and 2,900,000 options issued to the three principal shareholders, who currently work in our Boca Raton headquarters.

         In May 2000, we completed the acquisition of 90.1% of Innovonics, which had developed the PC Pay device, for 8,967,487 shares of common stock and 1,032,513 options. Dereck Clark, the founder, president and principal shareholder of Innovonics and one of our directors, owns the remaining 9.9%.


INDUSTRY BACKGROUND

The Rapid Growth of Internet Commerce

         As the Internet has become an increasingly important medium, merchants and consumers have begun using the Internet to buy and sell goods and services. The number of Internet users worldwide has grown dramatically and is expected to grow significantly in the next few years. Increasingly, these Internet users are becoming online consumers. International Data Corporation has forecasted that the actual number of Web buyers worldwide will expand from 48 million in 1999 to approximately 183 million in 2003 and that the amount of worldwide commerce conducted over the Web will increase from $111 billion in 1999 to approximately $7.5 trillion in 2004.

         The phenomenal growth of the Internet is one of the most significant industry trends affecting information processing today. The Gartner Group has reported that by 2004, "the Internet will become the predominant mechanism for conducting business, whether it be business-to-consumer or business-to-business." As a result, many organizations are now looking for entirely new solutions that enable distribution of financial payment information using the Internet.

         E-commerce offers both merchants and consumers numerous benefits:

         o Merchants and consumers can interact 24 hours a day, 7 days a week, regardless of their respective locations.

         o Merchants can customize Web site content to match the needs and preferences of individual users by personalizing content for users.

         o The online store enables merchants to readily increase the number of products and services offered, thereby enhancing the product selection available to customers.

         o  Online merchants can avoid investments in physical retail locations.

         o Much of the interaction between merchants and consumers can be automated, resulting in reduced operating costs.

         These benefits allow merchants to focus on growing their customer base and to market and sell their products around the world in a cost-effective and efficient manner.

         The early adopters of e-commerce were often Internet-centric companies, such as Amazon.com and Beyond.com, which were founded specifically to transact business on the Internet. Today, many businesses consider it essential to offer their goods and services online, and many traditional retailers such as department stores, car dealers, and toy stores have opened online stores to supplement their traditional retail models. An increasingly broad selection of products is now being sold online, ranging from the initial online product offerings of books, music, computers and software to more traditional consumer goods such as clothes, movie tickets, vitamins and prescription drugs. Accordingly, the need for online transaction processing is affecting virtually all industries.

         With the advent of the Internet and the explosion of eCommerce, four overriding themes have been at the forefront:

         o  security and privacy
         o a common transaction model for both the real and virtual worlds that is global in scope
         o payment systems that provide differentiation for each business segment
         o  the need to digitally sign a legal document

         As a result of the staggering growth and security issues, new businesses with the Internet as their only platform, or existing businesses that want to utilize the Internet as an additional platform, are dealing with many incompatible and constantly changing alternatives making fraud more likely and security more difficult. This is especially true in developing regions, where transaction controls are less rigorous.

         Various sources have stated that although real world credit card fraud in the U.S. is relatively low, the Internet world is a completely different story. Data indicate that fraud and charge backs constitute a much higher percentage of top line revenues:

         United States.....         4.5 - 26.0%:
         Latin America.....          30 - 40%
         Western Europe....         3.5 - 8%
         Eastern Europe....           8 - 18%

         Recent events with security issues, such as fraud and identity theft, have caused Internet users to focus on the security of their systems and their personal information. This issue will continue to grow as people and businesses realize that their sensitive transaction data resides on email order forms, ISPs, web sites, merchant accounts, merchants and other databases. Recent activities by the National Automated Clearing House Association, or NACHA, Visa, MasterCard, the Presidential Council on Security, the US Senate and American Express have demonstrated their desire to significantly improve the level of security on the Internet. This has caused many companies to form consortiums that consist of Internet, existing bricks and mortar and financial institutions. The consortiums realize that even on the Internet, mass provides competitive advantage. Until a completely safe system is available that is also a worldwide standard, we believe that the Internet will not be able to reach its full potential, especially in the business-to-business "B2B" sector. MerchantOnline has developed such a standard.

TRANSACTION PROCESSING DEMANDS

         To succeed online, a merchant must attract customers to its Web site and provide an appealing and easy-to-use environment that encourages customers to place an order by clicking on the "buy" button. Once the customer places an order, the merchant must process the order by effectively and efficiently executing numerous transactions. With the rapid increase in the number of online merchants and the vast array of products and services becoming available online, competition among online merchants is increasingly intense. Due to these competitive pressures, merchants must focus their resources on attracting customers to their Web sites and providing compelling content to keep customers in their online stores. However, as a merchant succeeds in these efforts, the increased number of resulting orders creates another set of complex challenges. These challenges include:

         o Payment processing. The vast majority of online consumer purchases are conducted using credit cards. These credit card transactions are processed in real-time to confirm an order while the customer is online. Increasingly, merchants are also seeking to process transactions in local currencies around the world.

         o Fraud prevention. Because of the anonymity offered by the Internet and the speed with which one can make purchases, the opportunity for fraud is significant. In e-commerce transactions, because the credit card is not present, a merchant is generally held liable by its bank for the full value of the transaction in the event of credit card fraud even if a pre-authorization was obtained. Online merchants must find ways to combat this fraud to avoid losing both the product being sold and the related revenue.

         The online merchant must often address these demands while the customer is waiting online. Information that a traditional retailer can collect during a period of hours, such as a fraud screen, often must be available to the online merchant immediately. In addition, the merchant must have an e-commerce system that scales as the business grows, provides a high level of reliability and handles peak loads. The merchant's e-commerce system should also integrate smoothly into its existing business and technology and must support secure, authenticated messaging.

THE MERCHANTONLINE SOLUTION

         MerchantOnline has developed a complete front-end to back-end transaction platform designed to become a secure transaction network for the industry. We offer businesses and financial institutions a fully secure system for making transactions and provide for a significant reduction in charge backs and fraud. This platform starts with the PC Pay, a patented hardware device that encrypts sensitive debit/ATM/credit card and PIN data, prior to the data entering the personal computer. Because we control the process from customer initiation to funds transfer by the bank, no other suppliers have access to the data and the consumer's credit card number is not on the merchant's database. We also offer anonymous surfing, further protecting personal information, a complete line of merchant account services, website systems, shopping carts, ATM/Debit card programs and loyalty programs for the merchant to use in developing their Internet and/or bricks and mortar business model.

         PC PAY

         The PC Pay card-swipe device, similar to those in retail stores and gas stations, plugs into home and office PCs, and acts as a retail point of sale or POS terminal for credit, ATM, debit and smart cards. PC Pay has a numeric keypad for entry of PIN numbers, which also are immediately encrypted using bank ATM network standards. The PC Pay incorporates patented "next generation" encryption technology using bank ATM network standards. Unlike other encryption technology for PCs, card data are encrypted within the secure device before entering a computer, offering a higher-level of security. With typical eCommerce software-only encryption systems, data typed on a PC keyboard enter the user's personal computer not encrypted, and could be retrieved by an intelligent virus before being encrypted in software running in an infected PC. Recently, the STAR ATM network has certified the PC Pay for use as an ATM/debit terminal.


         PC Pay is capable of reading single and dual tracks on any magnetic strip card, including driver's licenses, and reading and writing to ISO 7816 compliant smart cards. Using this device provides a card present transaction for the merchant, potentially reducing their cost per transaction and virtually eliminating charge backs. For the customer, this device provides a high level of confidence that no one will have access to their sensitive financial information. When coupled with an anonymous surfing option, the consumer protects not only their financial information but also protects their demographic data.


         The PC Pay device utilizes hardware encryption with its keypad to provide off-line encryption prior to transmission across the Internet. The encrypted data reaches our processing facility over the Internet, are decrypted and processed for authorization through our proprietary network. At that point, approval is given to the merchant for payment. This system bypasses the need to have third party processors, further reducing the cost to the merchant and increasing our revenue stream. This process supports multiple merchant account products, shopping cart products and web development tools. Unique products are offered for the small Internet merchant and the established larger merchants through our website.

         We expect that the majority of the users of PC Pay will be consumers who use the device for eCommerce transactions. However, there are many other uses of PC Pay. For example, the U.S. Park Service has purchased 450 devices and installed them at the entrance of national parks to collect park admission fees using credit cards. The National Insurance Administration Company of Jordan has purchased 400 PC Pay devices and installed them in healthcare providers in Amman, Jordan. The healthcare provider is able to examine insurance and medical information for the patient by inserting the provider card and the companion card presented by the patient at the point of care. Everything from blood type to benefits status can be viewed, updated and stored on the two cards simultaneously, ensuring accurate records and appropriate care. The cards must be used at the same time, providing patient control and privacy.

USE OF THE PC PAY PROVIDES BENEFITS TO THE CUSTOMER, MERCHANT AND ISSUER:


         In the payments world, there are several parties involved with the acceptance and settling of transactions. Our products provides solutions for all parties involved in payments. Depending on the specific objective of the merchant, consumer, issuer or processor, each will have to either purchase or subscribe to one of our products. We are aggressively engaging each of these types of companies to enable the complete network.

         Recent surveys indicate that 65% of all transactions are aborted prior to completion on the internet. Additionally, 40% of the u.S. Population is either not creditworthy or do not have bank accounts. We are targeting that group of consumers who want to:




         o feel secure that their credit card and other personal information is encrypted within the secure PC Pay device before being sent to the PC, reducing the security threats posed by hacker programs and viruses;

         o  use their bank ATM/debit cards for online purchases;

         o securely enter their bank account number and PIN for home banking services;

         o reload their smart card with cash from their PC using their credit card, debit card, ATM card or bank account; o store their digital signature on a PIN-protected smart card;

         o use a smart card for anonymous "pay-as-you-view" payments and micropayments;

         o use a smart card for secure authentication with online merchants for loyalty programs;

         o use a smart card for storage of emergency medical and insurance information or maybe to quickly access the list of doctors and dentists that participate in their insurance program;

         o use a smart card to store their frequent flyer program and travel-related information;


The current payment environment places the complete risk for a fraudulent online transaction on the merchant because the merchant is not able to prove who used the card for the transaction. We are targeting merchants that want to:

         o increase its online transactions from customers who have been hesitant or unwilling to make online purchases due to concerns about the security of their credit card and personal information;

         o Reduce transaction costs as they move from traditional "card not present" keyboard credit card rates to Debit/Bank ATM card rates;

         o Have the consumer use their actual card when making the transaction to reduce their exposure to fraud and charge backs;

         o Process their debit card transactions for less than credit card costs, regardless of the dollar amount involved. Because the customer can securely enter their debit card PIN into the encrypted PC Pay device PIN pad, the merchant benefits from card present and PIN verified transactions;

         o Expand their customer base both domestically and internationally by accepting ATM/debit cards. The majority of the population outside of the U.S. utilizes debit transactions rather than credit transactions;

         o Use a complete transaction model by using the PC Pay device and our NewCash system to award loyalty points such as frequent flier miles or VIP customer benefits

Issuers can also benefit by:


         o Placing their logo on the PC Pay devices deployed by them, providing a valuable source of customer recognition and advertising

NEWCASH

         MerchantOnline offers a software based stored value system that provides a full line of network access products. These products provide the merchant a unique opportunity to customize their payment acceptance products to their business needs, offering all merchants a competitive advantage in their marketplace. We will be able to issue ATM, debit and affinity cards that cater to the needs of the merchant and consumer. The consumer will have the ability to load cash onto the card and use it at any merchant location that accepts ATM/Debit cards: eCommerce or bricks and mortar. The software-based system provides the merchant with the ability to offer cash off discounts for the user programmatically. It has been demonstrated that if a consumer goes to a web site more than a few times, that website becomes a destination. This system will provide the ability to have anonymous surfing and purchase programs since the vendor does not receive the card information, further enhancing consumer security, loyalty and privacy.

         NewCash(TM) is a new form of electronic cash, to be used for securely purchasing products or content anonymously over the Internet. When a customer purchases a NewCash Card, they transfer money - $10, $20, $50 - to a digital card that essentially functions as a real ATM card, accepted by participating merchants throughout the Internet or in the real world. The NewCash Card accepts charges as low as $.01, ideal for micropayment pay-per-view such as pay-per-click web sites or content-based web sites such as newspapers.

         A NewCash Card can be obtained instantly by completing a simple one-page online registration form. On the Internet, NewCash cardholders each have a personal Global Shopping Cart to shop at an unlimited number of websites, and then pay for the purchases with a single, secure transaction. In the real world, NewCash cardholders can use the card anywhere a standard ATM card is accepted. NewCash cardholders can login to the 24-hour customer center at any time to track purchases and view account status in real time. Customers are not required to use any special software to use any part of the system, as it works with any Internet browser, on any computer.

         The NewCash proprietary product offering encompasses several unique features that make it the only product of its kind.

         o i-ATM allows the NewCash Card and account to be used for all bank and financial services, both online and real world. As an added convenience, NewCash cardholders can transfer money to other cardholders with online accounts with one click.

         o Global Shopping Cart enables the consumer to shop an infinite number of NewCash-enabled E-commerce sites using one universal cart, and pay for purchases in a single transaction.

         o Micropayments handles micropayments as low as $0.01, ideal for pay-per-view, pay-per-click and content-based web sites.

         o Virtual Escrow Services provides an independent, trusted third party to manage the financial transactions between buyer and seller such as for online auctions.

         o Click for Cash enables a NewCash cardholder to earn money by clicking on banner ads or viewing online commercials.

         o Affinity Programs offers every NewCash cardholder immediate and full access to merchant-offered perks, including discounts for products and services.

         o Reseller Program enables merchants to issue ATM/debit cards to their sales agents and make payments to them online. NewCash online real-time accounting eliminates the need for issuing paper checks.

         The following are some of the advantages to vendors:

         o Browser-based Vendor Studio adds E-commerce to a vendor's website easily in minutes at no charge, with no software to download and no programming skills.

         o Eliminates need for credit card processing account and merchant application fees. Increases customer purchasing confidence, increasing sales.

         o  Real instant and direct payouts of funds.


         o Enables sale of web-based content such as newspaper articles, games, streaming audio/video, along with products.


         o Real-time accounting and E-commerce statistics of the web site at no charge.

         o  Optional private labeling available.

PC PAY AGENT

         We have developed a technology called PC Pay Agent designed to change the way consumers transact with merchants on the Internet. This system protects the consumer from the possibility of a card number being intercepted over the Internet or stored on merchant databases and protects the merchant from the liability of storing and protecting sensitive personal and financial data. As a result, charge backs and fraud will be significantly reduced.

         PC Pay Agent is activated on the consumer's computer when the user installs a PC Pay swipe terminal. PC Pay Agent populates the merchant's payment screen with a one-time use card number that routes the encrypted card data to the appropriate processing center. Our system then decodes the data and sends an approval code to the merchant. The number is then discarded and may not be used again. PC Pay Agent provides the major credit card companies the tools they need to truly protect their credit card numbers from being resident on unsecured databases and computer systems.


PC PAY AUTHENTICATE

         PC Pay Authenticate is a means of verifying an individual's identity by using the PC Pay device in combination with any mag strip credit/debit or drivers license card. When PC Pay Authenticate is installed, and an individual swipes their credit/debit card thru the PC Pay Swipe Terminal and enters the PIN number for that card, their identity will be verified to enable special access to a web site, data base or networks requiring authentication. The PC Pay Authenticate will authenticate from any PC Pay device or it can be tied to a special PC Pay device serial number, depending on how it is installed. This authentication is the same that is used in the banking world with ATM/Debit cards using a PIN number and decoding the information on the back end.

PC PAYMENT

         The PC PayMENT package consists of the PC Pay device, the PC Pay Agent, the PC Pay Small Business Software, a credit card merchant account and an online virtual terminal. The PC PayMENT Solution is easy to implement. The small business owner simply plugs the PC Pay device into their PC's keyboard, serial port, or USB port. All the software needed is included on the PC PayMENT installation CD disk that comes with the PC Pay swipe terminal. After getting set up with a merchant account, or using their existing one, the small business owner is ready to start accepting credit card payments in a matter of minutes.

STRATEGY

         Our objective is to be the leading worldwide provider of real-time e-commerce transaction services. Key elements of our strategy include the following:


         o Increase the Number of PC Pay Devices in the Field. We have recently entered into agreements to sell over 1,500,000 devices are actively engaged in discussions with various parties to further increase the distribution of PC Pay devices to users. Possible partners include banks, brokerage firms, other financial service firms, eCommerce merchants and multilevel marketing firms, computer manufacturers and distributors and independent selling organizations.


         o Market Our Products as the Most Secure Solutions Available. We believe that our product is the most secure system available in the marketplace and are seeking third-party endorsements of our system. Of most importance is the acceptance of our security strategy by major governing bodies. The Benton Group has completed a report for the STAR ATM network that identifies PC Pay(R) as the best solution for online transaction security.

         o Enhance and Extend Our Suite of E-commerce Services. We intend to build upon our scalable, state-of-the-art transaction processing systems to enhance and extend the suite of services we currently offer. By continuing to invest resources in our core transaction processing engine, we intend to further improve availability, reliability and scalability. Based on input from our merchants, we plan to introduce new services to solve e-commerce problems as they emerge. We also plan to develop support for other payment methods in addition to credit cards and ATM/debit cards, as market demand for such services increases. To supplement our internal development efforts, we will consider additional strategic acquisitions or form partnerships to acquire complementary technologies and companies.

         o Continuing To Develop And Market E-Commerce Payment Solutions. As current industry trends indicate that the Internet will play a significant role in future commerce, we intend to focus significant technical effort toward the continued development and marketing of e-commerce payment solutions, such as Newcash and PC Pay. By enhancing our current products, we believe that we will have significant competitive advantages in this market.

         o Expand Merchant Customer Base through Improved Brand Recognition and Increased Marketing. To date, we have made significant investments in marketing and branding. We substantially increased our sales and marketing expenses in 2000 from 1999 levels and plan to continue to do so in 2001. We also intend to increase the size of our direct sales force and enter into additional collaborative relationships such as the recently announced Cardservice International relationship, to generate new merchant customers as well as to increase the number of transaction services used by our existing merchants.


         o Offer New Products. In May 2000 we acquired Innovonics, Inc., the developer of the PC Pay device and in April 2000 we acquired Web Financial Services Corporation, the developer of Newcash. Since then we have announced our PC Pay Agent one-time use number and other products. MerchantOnline believes that a hardware/software solution including a smart card reader, magnetic card reader, a PIN pad, and "point-of-entry" encryption are crucial elements for e-commerce to become widely accepted.

o Increase International Presence and Operations. We intend to expand the availability and brand recognition of our services throughout the world, as fraud is a major concern outside the U.S. We are negotiating plans to enhance these and similar relationships that will allow us to offer payment processing services in all major currencies and sales tax/VAT services in all major nations. We intend to continue building our sales, marketing and operational presence outside of the United States to serve merchants worldwide.

GATEWAY ACCOUNT AND PROCESSING SERVICES

         We provide a suite of other e-commerce transaction services for online merchants that are able to acquire their own bank merchant account and require only real-time credit card processing. Our services are transparent to the merchant's customers. We have relationships with banks that allows us to assist clients in obtaining merchant accounts for a fee.

         The basic service is real-time processing of credit card transactions. This is for clients that have or can obtain credit card merchant bank accounts. MerchantOnline provides a seamless connection to credit card approval and completes the processing of the transactions.

         The real-time processing system provides its clients with a wide range of services. These include obtaining approval of the credit card transaction and completing fraud checks that relate to the cardholder's physical address, credit card number, and e-mail address. An electronic mail message then is automatically sent to the merchant and the customer to confirm the transaction. The confirmation sent to customers has reduced the charge backs as problems are identified and resolved immediately.

         We offer merchants four different plans that have various features and pricing. All include a gateway account, a service that allows the merchant to connect its existing credit-card merchant account to the web for real-time credit card processing, and allows merchants to accept PC Pay. The premium services include the Global Shopping Cart, Virtual Escrow Services and European payment services. All of the plans provide for a set-up fee and ongoing monthly service fees. A merchant will also pay its bank fees for processing transactions. Merchants accepting the PC Pay device will generally be charged lower rates than those for typed transactions.

         Our software obtains the approval or rejection of the credit card transaction and performs routines to protect against fraud. The fraud protection routines include address verification, comparing the credit card to a negative database, and determining that the individual ordering has a valid email address. If any problems occur with these checks, the orders are not approved. For all transactions, both the consumer and the merchant receive electronic receipts. We also provide merchants with a manual screen in which they can enter transactions not submitted over the Internet. This allows them to use the system for telephone/fax orders.

STRATEGIC RELATIONSHIPS

         In July 2000, we entered into an agreement with Cardservice International Inc., the nation's leading provider of integrated merchant accounts and payment technology, to utilize and co-market each other's services. We will utilize Cardservice International as our premiere merchant services provider. Cardservice International will integrate PC Pay with Cardservice International's state-of-the-art LinkPoint Secure Payment Gateway, allowing merchants to accept secure online payments as fully-encrypted, card-present transactions from consumers using PC Pay. Cardservice processes for over 55,000 online merchants, all of which will be PC Pay-enabled. Because PC Pay-enabled merchants can significantly reduce fraud, while increasing access to new customers around the world with the ability to accept ATM/debit cards online on a broad scale, this arrangement will permit online merchants to reduce fraud-related expenses as well as reduce processing charges.

         We will receive monthly fees from Cardservice for active accounts as well as certain transaction-based fees.

         We also entered into an agreement with ID Certify, a company providing digital signature-based e-commerce solutions. Under the agreement, which gives ownership of secured digital signature certificates to consumers, MerchantOnline and ID Certify will jointly develop a secure, end-to-end system to support the use of digital signatures using the PC Pay device. Combining smart card technology with PC Pay's triple DES encryption capabilities enables consumers to buy products using a number of different payment methods and legally bind themselves to contracts online with digital signatures. Implementation of digital signatures with PC Pay assures users that their PINs or passwords cannot be compromised. The companies will share fees for both payments and signatures.


         ID Certify issues digital certificates, which are secure identity credentials for use over the Internet, and provides digital signing applications, or can integrate its identity management products and services into existing applications, allowing the customer to digitally sign electronic forms and documents sent over the Internet, intranets, extranets and wireless networks.

         In September 2000 we entered into an agreement with Qode to deliver a universal, personalized, secure shopping system which links on-land and online shopping behaviors. Focused on delivering the world's most powerful product search engine and the deepest source of consumer and retailer product information ever assembled, the Qode Universal Shopping SystemTM is a licensable solution that allows portals, content and community sites, and consumer service companies to offer or improve their business customers' commerce solution by providing a broad range of product promotions and information.

         Qode's Universal Shopping System will offer customers the option to use the MerchantOnline transaction system including PC Pay for its credit card commerce solution. MerchantOnline and Qode have entered into an agreement to combine their unique products into a completely secure and easy to use purchasing system for the Internet. MerchantOnline's PC Pay Agent will provide the secure front end allowing the user to swipe a transaction with either a credit card, smart card or ATM/Debit card. PC Pay Agent will provide a seamless interface to MerchantOnline's proprietary transaction network and Qode's purchasing system.

         We also entered into agreements to distribute PC Pay devices in Greece and the Philippines.

RECENT SALES AGREEMENTS

         In August 2000, we entered into a five-year license agreement with Trade Exchange Networks, an online barter exchange network, for a private label version of our NewCash system. Trade also agreed to purchase at least 45,000 PC Pay devices in 2001.

         In November 2000, we entered into a five-year license agreement with Prime Domain, Inc. for a NewCash system and to purchase 1,500,000 PC Pay devices in 2001. Prime Domain intends to bundle PC Pay devices with set-top Internet-ready cable boxes manufactured by multiple manufacturers.

         In both agreements, we will receive an upfront license fee for the NewCash system and ongoing transaction fees.

         In November 2000, we entered into an agreement with Nexgen.Commerce, Inc. pursuant to which Nexgen will offer our PC payMENT package to small businesses in conjunction with the U.S. Small Business Administration.

SALES AND MARKETING

         We believe that our product offering is unique and is not available via any other method. We market our e-commerce payment solutions directly to Internet merchants, and virtually every Internet web site that offers e-commerce is a potential client. There are more than 10 market segments that the complete product can support. They include:

        AUTHENTICATION                  DEBIT/SMART CARD APPLICATIONS
        o eCommerce                     o Loading eCash or discount coupons
        o government projects           o medical/insurance ID
        o home banking/bill pay         o medical alert card
        o commercial POS                o software protection
        o stock trading                 o loyalty programs
        o email access control          o private key storage/digital signatures
        o website access control        o student ID card


         Given the magnitude of these potential markets, we are currently focusing on eCommerce, loyalty programs, ATM/debit and selected B2B applications. We also intend to find one or more partners to assist in retail sales of PC Pay devices.

         There are also multiple advertising opportunities that we will pursue, including placing logos on PC Pay devices and selling advertising on the computer screens that are used during the course of a transaction.

         Target customers for our e-commerce transaction services include Internet-centric merchants, including those who have developed custom transaction processing systems and established retailers that have opened online stores to supplement their traditional retail models. We reach these merchants worldwide through a direct sales force as well as through an indirect sales channel that leverages existing sales and marketing infrastructures developed by our partners. In addition to our direct and indirect sales efforts, we work with several strategic partners to promote our e-commerce transaction services. As of August 15, 2000, we had a total of eight persons in sales and marketing and over 200 resellers throughout the world.

Sales Strategy

         Our products and services are marketed through direct and indirect channels. Our direct selling is accomplished in eight ways:

         o  our web sites;
         o  banners placed on other web sites such as Yahoo!;
         o  direct sales by our own staff;
         o  affiliate programs;
         o  original equipment manufacturers;
         o  value-added resellers;
         o  resellers; and
         o  tradeshows.

         For our indirect sales efforts, we use a network of resellers. Reseller organizations can offer all of our services. These third party sales organizations are either already involved in marketing credit card merchant account services or are developers of websites or Internet Service Providers. Those in the reseller program purchase our services at a discounted rate and then re-sell them to their clients. They can either use us to bill their customers for these services or invoice their customers under their own name.

         We have recently finalized agreements with a number of independent selling organizations to resell our services. For resellers, the key element is residual, transaction-based income. Resellers that manage the entire transactions will receive a per transaction fee, plus sign-up fees if the reseller uses our suggested retail pricing. Many resellers actually charge higher prices when the market will bear it. The use of resellers allows us to leverage our resources to maximize revenues. By working with companies as resellers who market merchant accounts and web sites to their customers, we strategically develop an outside sales organization that already has sound, existing relationships with merchants. These resellers recognize that income derived from MerchantOnline installation fees and recurring transaction charges provide them with a significant revenue potential. Most competitors sell products using a direct sales force.

         We use a variety of marketing activities to increase market awareness of our services and educate our target audience. In addition to building awareness of our brand, our marketing activities focus on generating leads for our sales efforts. To build awareness and attract new merchants we conduct marketing and partnership programs including advertising, public relations activities, referral programs, co-branded initiatives, virtual seminars and trade shows. We have an in-house marketing team of seven people and have also recently retained Manning, Salvage and Lee, one of the leading public and investor relations firms in the e-commerce world.

MERCHANT SUPPORT

         We provide a range of merchant activation and sustaining support services to ensure a high level of performance and reliability and to enable merchants to get to market more quickly. We offer two levels of rapid start implementation and two levels of sustaining support services in addition to basic account activation: standard support and premier support. All of these services include transaction reporting, fraud list updating and notification of scheduled and unscheduled system downtime and self-help merchant support tools on our Web site. Merchants may select any combination of implementation and/or sustaining support packages, according to their needs.

         Our service is designed to provide support to merchants during regular business hours. It provides all of the services of account activation as well as toll free telephone support from 8 a.m. to 9 p.m., Eastern Time, Monday through Friday, from our merchant support group with a guaranteed two hour response time during business hours. Online support is available 24 hours a day, seven days a week.

TECHNOLOGY

         Our proprietary transaction processing system employs a modular architecture that was designed to scale rapidly and handle the transaction processing demands of our merchants across the Internet. This system is composed of multiple groups of servers and routers acting as a single point of contact for our merchants' transaction processing requirements. This system utilizes industry standards to maximize our compatibility with our merchants' e-commerce systems.


         In September 2000, we acquired the source code for a state of the art software platform to interface with all of the leading processing platforms. We will issue an aggregate of 500,000 shares of our common stock, which will be released as each of up to 15 platforms are certified. We have guaranteed that the shares issued will have an aggregate value of $5 million on the first anniversary of the first delivery, which will occur in September 2000.

         This software completes our proprietary network from the consumer to the processors and banks. We now have the ability to customize the delivery of information in any format required by the major processors. The single largest benefit is to the merchants and consumers who use cards or merchant accounts that these processors support. As a result, we are not limited to attempting to identify only specific merchants or consumers who can use the system.

DATA CENTERS AND NETWORK ACCESS


Our data center is located at leased facilities in San Diego, California. A data center is a facility containing servers, modem banks, network circuits and other physical equipment necessary to connect users to the Internet. These data centers have multiple levels of redundant connectivity to the Internet, back-up power, fire suppression, seismic reinforcement and security surveillance 24 hours a day, 7 days a week. This facility is Visa certified, which is the strictest processing and security standards in effect today. We use Level 3 Communications as our exclusive network backbone supplier.


         The technology underlying our e-commerce transaction services provides the following benefits:

         o Scalability. Our services allow merchants to deliver consistent quality of service as their transaction volumes grow, and to handle daily and seasonal peak periods. As a result, merchants do not have to expand these areas of their transaction processing infrastructure as their businesses grow.

         o High reliability. Our systems are engineered to provide high reliability, and we provide transaction processing and support 24 hours a day, 7 days a week.

         o Secure messaging. All communications between the merchant's Web server and our system are facilitated by an encrypted protocol that allows for digital signature processing, message integrity, and identity verification of all communications between the merchant and us.

         o Real-time responses. Because our services enable online merchants to process e-commerce transactions in real-time, merchants can improve their level of customer satisfaction and reduce their support costs by avoiding delayed responses and minimizing the need for follow-up communications.

SECURITY

         MerchantOnline realizes that security of a transaction is the most important part of our product offerings. While our interface products provide encrypted data security, we have enlisted Ernst & Young LLP to do a SysTrust audit on our IT system. The SysTrust audit is a relatively new activity that subjects a company's systems to a complete review of system architecture, documentation, quality assurance programs and hacking. As part of this engagement, Ernst &Young will routinely dedicate resources to try to find security breaches. Every quarter, the system will undergo another complete audit validating system integrity. While this type of audit is expensive, the SysTrust gold seal will provide us and all users a high level of confidence that their financial and personal information cannot be compromised.

PRODUCT DEVELOPMENT

         Our Florida-based product development team is responsible for the design, development and release of our core infrastructure and services. We have a well-defined software development methodology that we believe enables us to deliver services that satisfy real business needs for the global market while meeting commercial quality expectations. We emphasize quality assurance throughout our software development lifecycle. We believe that a strong emphasis placed on analysis, design and rapid prototyping early in the project lifecycle reduces the number and costs of defects that may be found in later stages. Our development methodology focuses on delivery of product to a global market, enabling localization into multiple languages, multi-currency payment processing, global fraud detection, and local regulatory compliance from a single code base.

         When appropriate, we utilize third parties to expand the capacity and technical expertise of our internal product development organization. On occasion, we have licensed third-party technology that we feel provides the strongest technical alternative. We believe this approach shortens time-to-market without compromising our competitive position, product quality or service.

         Our Phoenix-based development team is concentrating on the PC Pay device, including development of the ASIC chip, interfaces with different programs and other design updates.

MANUFACTURING


         We do not have the capacity to manufacture PC Pay devices and to date have used contract manufacturers for the devices made to date. For the foreseeable future, we intend to continue to use contract manufacturers for our PC Pay device. Clare Micronix is developing an ASIC chip for the device, which will simplify the manufacturing process and significantly decrease the cost per unit. The chip is expected to be completed in early 2001. We believe that there are multiple vendors and manufacturers and that we will not rely on any one source.


INTELLECTUAL PROPERTY

         Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.


         The PC Pay technology is patented in the United States, U.S. Patents No. 5,517,569, 5,815,577, and Des. No. 367,472, and 125 other countries under patents and patent cooperation treaties. Additionally, two more related significant utility patent applications have been filed. An additional four applications were filed relating to the Newcash system. Finally, approximately 30 international patent applications are in process. Our first patent expires in 2011 and the others in later years.


         We believe that numerous patent applications relating to the Internet commerce field have been filed or have been issued as patents. From time to time, in the ordinary course of business, we become aware of one or more patents of third parties that we choose to evaluate for a variety of purposes. These purposes may include determining the general contents of patents, reviewing the technological developments of their assignees, and determining whether our technology may overlap. We have not conducted any search to determine whether any of our services or technology could be alleged to infringe upon any patent rights of any third party. We cannot assure you that none of our products, services, and technology infringes any patent of any third party.

         As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors, and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could reverse engineer, copy or otherwise obtain our technology without authorization, or develop similar technology independently. While we police the use of our services and technology through online monitoring and functions designed into our products, an unauthorized third-party may nevertheless gain unauthorized access to our services or pirate our software. We are unable to determine the extent to which piracy of our intellectual property or software exists. Software piracy is a prevalent problem in our industry. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our services or design around any intellectual property rights we hold.

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

COMPETITION


         The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. Our primary source of competition for the PC Pay comes from competing technologies that attempt to achieve the same results. Potential competitors include a card sized CD Rom product developed by Internet Money and Safe-Debit, smart card readers offered by American Express Blue and Mag-Tec and a reader offered by eConnect which has a device similar to the PC Pay which is not yet commercially available. We may also face competition from developers of other systems for e-commerce transaction processing such as Cybersource, Clear Commerce, CyberCash, Digital River, Hewlett-Packard/VeriFone, HNC Software, Open Market, PaylinX, ShopNow.com and Signio. In addition, companies, including financial services and credit companies such as First Data Corporation, AT&T and GE Capital, may enter the market for our services. In the future, we also may compete with large Internet-centric companies that derive a significant portion of their revenues from e-commerce and may offer, or provide a means for others to offer, e-commerce transaction services.


         Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other e-commerce transaction service providers, thereby increasing the ability of their services to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel partners, thereby limiting our ability to sell services through these channels. Competitive pressures could reduce our market share or require the reduction of the prices of our services, either of which could materially and adversely affect our business, results of operations or financial condition.

         While there are many competitors to our individual products, we believe that we are the only competitor with a complete integrated package.

         We compete in the processing business on the basis of certain factors, including:

         o  system reliability;
         o  product performance;
         o  breadth of service offering;
         o  ease of implementation;
         o  time to market;
         o  customer support; and
         o  price.

         We believe that we presently compete favorably with respect to each of these factors. However, the market for our services is still rapidly evolving, and we may not be able to compete successfully against current and potential future competitors.

REGULATIONS

         The following regulations can impact our business now or in the future:


         Fair Credit Reporting Act. Because our Internet fraud screening system assesses the probability of fraud in an Internet credit card transaction, we may be deemed a consumer reporting agency under the Fair Credit Reporting Act. We are in compliance with the act. Complying with this act requires us to provide information about personal data stored by us. Failure to comply with this act could result in claims being made against us by individual consumers and the Federal Trade Commission.


         Export Control Regulations. Current export control regulations prohibit the export of strong encryption technology without a license, thereby preventing us from using stronger encryption technology to protect the security of data being transmitted to and from Internet merchants outside of the United States. We have obtained a license to use 168-bit encryption technology with our international merchants, and have applied for a license to use higher levels of encryption technology. We cannot be sure that the license to use stronger encryption technology will be issued. If our application is denied, we will be unable to use stronger than 168-bit encryption technology with our international merchants.

         Internet Tax Freedom Act. Enacted in October 1998 and effective through October 2001, the act bars state or local governments from imposing taxes that would subject buyers and sellers of electronic commerce to taxation in multiple states. The act also bars state and local governments from imposing taxes on Internet access through October 2001. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting our business.

         Regulation E. Any transfer of funds initiated through a terminal or computer for the purpose of ordering, instructing or authorizing a financial institution to debit or credit an account is subject to Regulation E. Portions of Regulation E may apply to our products and services. Much of this regulation was enacted several years ago and does not specifically apply to our business and available interpretations may also not give us the necessary guidance. We will attempt to comply with this regulation or seek interpretative guidance in conducting our operations.


PROPERTIES

         We currently occupy the following three facilities:

Location                   Use                    Square Feet     Annual Rent     Lease Expiration
Boca Raton, Florida        Principal Offices      6,000           $85,500         1/03
Phoenix, Arizona           Innovonics             5,460           $59,500         1/03
San Diego, California      Operations Center      3,300           $106,500        10/03

We expect to exercise an option to acquire an additional 3,000 square feet at the Boca Raton facility and occupy the space in early 2001.


EMPLOYEES

         As of September 1, 2000 MerchantOnline had 45 full time employees. None of our employees are represented by a labor union, and we consider employee relations to be good.

                                   MANAGEMENT

         Set forth below is certain information concerning the directors, executive officers and significant employees:

NAME                    AGE     POSITION


Tarek S. Kirschen        39     Chairman, President and Chief Executive Officer
                                and Director
James J. Gitney          45     Executive Vice President, Chief Operating
                                Officer and Director
Robert L. Hausman        44     Vice President and Chief Administrative Officer
Michael D. Karsch        40     Vice President, General Counsel and Secretary
Thomas B. Walker         59     Vice President and Chief Financial Officer
Lee Goldstein            63     Vice President  and Director
Dereck Clark             42     Director and President of Innovonics, Inc.
James Degracia           41     Director
Robert Hildreth          66     Director
Susan Tedesco            39     Director
Donald Hughes            46     Director and Chief Operating Officer Technical
                                Operations Center
Angel Rodriguez          50     Vice President Credit/Debit Card Operations
Scott Dueweke            36     Vice President Strategic Development
Jeffrey L. Ice           38     Chief Technology Officer--East Coast Operations
Jim Terhune              32     Vice President IT and Development-West Cost
                                Operations
--------------------




         TAREK S. KIRSCHEN has been President and Chief Executive Officer since February 1999. Previously, and since its inception in November 1997, he was founder and served as President and CEO of CreditCo, Inc., MerchantOnline's predecessor company. Mr. Kirschen is an entrepreneur with experience in marketing and management of technology-based companies. From May 1997 through November 1997, Mr. Kirschen was employed as President of Worldnetcard, Inc., Ft. Lauderdale, Florida, a company which issued secure credit cards over the Internet. From January 1997 through April 1997, Mr. Kirschen was self-employed as a consultant to Net-Tel, Inc., Ft. Lauderdale, Florida, a long distance telephone reseller. From February 1993 through December 1996, Mr. Kirschen was Vice President of Marketing for Worldtel Saver, Inc., Miami, Florida, a company, which sold pre-paid telephone calling cards.


         JAMES J. GITNEY has been Chief Operating Officer since January 2000. From 1998 to 1999 he was vice president of operations, household division and from 1997 to 1998 vice president outdoor manufacturing for Sunbeam Corporation. From 1988 to 1996 he held several management positions with Black and Decker including plant manager for its U.S. housewares division. From 1978 to 1988 he worked for General Electric Company for 10 years including as a manager of production engineering for a manufacturing facility.

         ROBERT L. HAUSMAN has been Chief Administrative Officer since March 2000. From 1997 to December 1999, he was president of American Risk Management Group, Inc., formerly known as Coventry Industries Corp., a public company engaged in the fire protection distribution and supply and other businesses. He started the fire protection distribution company, Federal Supply, in 1994 and was president until its acquisition by American Risk in 1997. From 1978 to 1994; Mr. Hausman was a principal in a specialty textile manufacturing company in New York.

         MICHAEL D. KARSCH has been Vice President, General Counsel and Secretary since June 2000. He has 15 years experience representing public companies. From June 1998 to June 2000, he was affiliated with the law firm of Broad and Cassel in Miami and Boca Raton, Florida, as partner and counsel. From May 1997 to May 1998 he was a partner in the law firm of Bernstein and Wasserman and from June 1996 to March 1997 he was Executive Vice President of US Diagnostic, Inc., a public company owning and operating diagnostic imaging centers. From 1990 to 1996 he was affiliated with the law firm of Bachner, Tally, Polevoy & Misher in New York, as a partner and associate. From 1986 to 1990 he was an associate at Skadden, Arps, Slate, Meagher & Flom in New York.


         THOMAS B. WALKER has been Vice President and Chief Financial Officer since April 2000. Mr. Walker has been a member of Tatum CFO Partners LLP, a network of chief financial officers who provide services on an employee or consulting basis, since November 1998. Since 1994 he has been a principal of First Palm Beach Advisory, Inc., a registered investment advisor. From May 1996 to May 1997 he was chief financial officer for Pointe Bank, a Florida thrift and a Pointe Financial Corp., publicly held bank holding company, assisting the organization with charter and regulatory consolidation. His financial institution business and finance experience includes managing acquisitions, consolidations and mergers. Mr. Walker was chairman, president and CEO of First National Bank in Palm Beach, the private banking division of Southeast Banking Corp., among the most profitable and highly rated service providing banks in Florida. He also supervised the bank's international offices in Europe and South America.

         JAMES DEGRACIA has been a director since May 2000. Since September 2000 he has been the head of marketing and advertising for UNX, Inc., an electronic brokerage firm focusing on the professional investment community. From June 1998 to July 2000, he was a Visa U.S.A. Inc. senior vice president, Mr. Degracia and led Visa's e-commerce activities, including overall direction for Visa's product marketing, public relations, alliances, technology and operations. Mr. Degracia helped position Visa to increase its market share lead through business-to-business and business-to-consumer efforts, particularly in the areas of small business e-commerce, consumer promotions and exploring new payment systems. Additionally, he developed smart card strategies for government, closed campus, mass transit and retail loyalty. Prior to joining Visa, Mr. Degracia was a vice president and technology leader for American Express from 1996 to 1998. In that role he worked with businesses in finding applications for e-commerce technology and multi-application smart cards. Mr. Degracia was vice president and director in various marketing roles with Household Credit Services from 1990 to 1996, and he was product manager with Discover Card Services from 1987 to 1990.

         LEE GOLDSTEIN has been a director and Vice President of Business Development since April 2000. Mr. Goldstein was formerly president of Web Financial Services, which MerchantOnline acquired in April 2000, since its founding in 1999. He was President and CEO of Virginia Design Packaging from1984 to 1997, a major manufacturer, printer and distributor of injection molded plastic packaging. Mr. Mr. Mr. Goldstein was also a member of the board for the Society of Plastic Industries, which developed ISO plastic standards and national recycling symbols for plastics including packaging.


         DERECK B. CLARK has been a director since May 2000 when MerchantOnline acquired Innovonics. He is founder and has been president of Innovonics since he founded it in 1991 to design innovative electronic systems. For over seven years Mr. Clark worked at Honeywell in Phoenix, where he was the systems lead engineer directing Honeywell engineers and Chengdu Aero Instrument Corporation engineers from Chengdu, China during the joint development of the MD-90 Central Air Data Computer. He helped define and develop the flight management system for the Airbus A-320 and vertical guidance system for five corporate jets, including the Gulfstream G-IV. He also worked for United Airlines for over four years in the United Airlines' engineering department designing automatic test equipment hardware and software used to test avionics systems. He served in the United States Air Force as an Avionics Communications Specialist and has four college degrees.

         ROBERT HILDRETH, JR., has been a director since March 2000. He has been President of Hildreth Associates, a consulting firm since 1988, and was formerly the International Director of the law firm of LeBouef, Lamb, Leiby & McRae in 1992 to 1993, a Senior Utility Advisor to Goldman Sachs & Co. in 1990 to 1992, a Managing Director of Investment Banking for Merrill Lynch and a Director of Merrill Lynch International Bank in London from 1963 to 1988. Mr. Hildreth is also a director of Intraco Systems, Inc., a provider of application service provider and integrator of speech recognition based products and services, where he is chairman of the board and Baby's Best Laboratories, Inc., a marketer of infant formula and related products.


         SUSAN TEDESCO has been a director since August 2000. She has been associated with Citibank since 1986 and is currently vice president and regional distribution head for Citibank International Latin American Consumer Bank. She was also a vice president for Citicorp Services, Inc. from 1992 to 1998 in the information management and financial areas.


         DONALD D. HUGHES has been the Vice President and Chief Operating Officer- Technical Operations Center since January 2000 and a director since July 2000. Prior to joining MerchantOnline, Mr. Hughes was one of the principal developers of Approve.net, ChargeSolutions.com and CS-VPOS Payment Processing Software since 1998. From 1994 to 1998 Mr. Hughes, as Director of Technical Services for Multi-Micro Systems, Inc. San Jose, California, was an industry innovator and leader in the design and engineering of security devices. Mr. Hughes created and contracted with manufacturers, dealers and the United States Government to provide advanced vehicle security, anti-terrorism and surveillance devices. Earlier employment included Design Engineering for Toyota Motor Sales, Inc., through affiliate Fujitsu Ten, Inc., Autoguard Inc. and the San Diego Police Department.


Significant Employees


         ANGEL M. RODRIGUEZ has been Vice President of Credit/Debit Card Operations since February 2000. He joined MerchantOnline in January 1999 as operations manager. Prior to joining MerchantOnline, Mr. Rodriguez was Vice President of Operations, Latin America for MasterCard International from 1987 to 1998. Prior to MasterCard , Mr. Rodriguez served as a Vice President of Security/Risk Management for Citicorp.

         SCOTT DUEWEKE has been Vice President of Strategic Development since May 2000. After graduating from college in 1986, Scott was appointed by President Reagan to the U.S. Agency for International Development at the U.S. Department of State. He then went on to work for Owens Online from 1989 to 1992 and Lexis/Nexis from 1992 to 1994 before joining NaBANCO/First Data in 1994 in the field of secure ecommerce payments. Mr. Dueweke joined IBM in 1996 as Marketing Manager for the Electronic Payments and Certification Group of the Internet Division. There he worked with companies around the world in the area of secure internet payments and the use of digital certificates. Scott joined Cardservice International in June 1999 and focused on creating programs and partnerships to meet the secure payments needs of the small and medium businesses community. Chief among his accomplishments there was the creation and branding of the NanoMerchant offering which is reshaping the payments world through its use of transactional pricing and through allowing any individual to accept credit cards as payment.


         JEFFREY L. ICE has been Chief Technology Officer--East Coast Operations since April 2000 when MerchantOnline acquired Web Financial Services. Mr. Ice was a founder and vice president research and development of Web Financial Services since February 1999 and was head of research and development of Pipe Dream, Inc., a company engaged in broadcasting over the Internet, from 1995 through 1999. From 1994 to 1996, Mr. Ice worked for International Business Machines Corporation and was in charge of converting IBM's voice recognition products to Windows 95 and NT. From 1982 to 1994 he was employed by StreetWise Systems, Inc. developing premium finance software for loan institutions.

         JAMES A. TERHUNE has been Vice President of IT and Development since January 2000 when MerchantOnline acquired Approve.net. Prior to joining MerchantOnline, from 1998 to 1999, Mr. Terhune was one of the principal developers of Approve.net, ChargeSolutions.com, and the developer of CS-VPOS Payment Processing Software currently used by MerchantOnline. From November 1994 to May 1998, he was systems and network engineer for Right Connection from 1995-1999, a San Diego California based e-commerce company. Mr. Terhune is a highly trained computer programmer and the creator of the Internet Point of Sale System or IPOSS payment processing system used by many Internet processing centers.

BOARD COMMITTEES

         The members of the audit and compensation committees of the board are currently Susan Tedesco, James Degracia and Robert Hildreth, Jr.

EXECUTIVE COMPENSATION

         During fiscal 2000, we entered into employment agreements with several of our executive officers.

         In February 2000, MerchantOnline and James Gitney entered into a three-year employment agreement. The agreement provides for a base salary of $125,000 until June 30, 2000, $150,000 until December 31, 2000 and $200,000 for the remainder of the term, periodic bonuses and the granting of 800,000 options to purchase common stock and vest over the three-year term. The agreement provides for additional payments upon a change of control or termination without cause.

         In March 2000, MerchantOnline and Robert Hausman entered into a three-year employment agreement. The agreement provides for a base salary of $125,000 until June 30, 2000, $150,000 until December 31, 2000 and $200,000 for the remainder of the term, periodic bonuses and the granting of 600,000 options to purchase common stock and vest over the three-year term. The agreement provides for additional payments upon a change of control or termination without cause.

         In April 2000, MerchantOnline, Thomas Walker and Tatum CFO Partners LLP entered into a three year agreement. The monthly fee is $10,500, of which $8,750 is paid to Mr. Walker and the remainder to Tatum. Mr. Walker and Tatum were granted an aggregate of 600,000 options, which vest over three years. The agreement may be terminated on 30 days' notice.

         In June 2000, MerchantOnline and Michael Karsch entered into a three-year employment agreement. The agreement provides for a base salary of $150,000, periodic bonuses and the granting of 800,000 options to purchase common stock and vest over the three-year term. The agreement provides for additional payments upon a change of control or termination without cause.

STOCK OPTION PLAN

         We adopted our 2000 Equity Incentive Plan on February 21, 2000. The following description of the plan is intended to be a summary and does not describe all provisions of the plan. For a more thorough understanding of the terms of the plan, you should refer to the plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Plan

         The purpose of the plan is to secure for MerchantOnline and its stockholders the benefits of the incentive inherent in stock ownership by employees, directors, consultants and other persons who perform services for us. The plan also promotes the success and enhances the value of MerchantOnline by linking the personal interests of participants to those of our stockholders and provides participants with an incentive for outstanding performance. The plan is further intended to provide flexibility in our ability to motivate, attract and retain the services of employees upon whose judgment, interest and special effort we depend.

Administration of the Plan

         The compensation committee will administer all facets of the plan. The committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of our plan.

Eligibility and participation

         Eligibility to participate in the plan is limited to our key employees, key employees of our subsidiaries, non-employee directors, and consultants or other persons who perform services for us. Participation in the plan is at the discretion of the committee and will be based upon each participant's present and potential contributions to our success and other factors that the committee may deem relevant.

Type of awards under the Plan

         The plan provides that the committee may grant awards to eligible participants in any of the following forms, subject to the terms, conditions and provisions that the committee may determine are necessary or desirable:

         o  incentive stock options;
         o  nonqualified stock options;
         o  stock appreciation rights;
         o  restricted shares of our common stock; or
         o  unrestricted shares of our common stock.

Number of authorized shares

         We have authorized a maximum of 10,000,000 shares of our common stock for participants during the term of our plan. The committee may adjust the available number and class of shares to prevent the dilution or accretion of rights in the event of changes to our capitalization.

Change in control

If there is a change in control of MerchantOnline, all unvested options granted under the plan will vest and become immediately exercisable and all of the restrictions on restricted shares of our common stock will lapse.

Term of the Plan

         Unless earlier terminated by our board, the plan will terminate on February 21, 2010.

Amendment and termination

         Our board may alter, amend, suspend or terminate the plan at any time. Any material increase in the maximum number of shares that may be issued under the plan, other than anti-dilution or equitable adjustments, must be approved by our shareholders. Any extension of the plan's term and any other amendment that the board, in its discretion, determines should become effective upon shareholder approval, must be approved by our shareholders.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the common stock as of the date of this prospectus. No person listed below is selling any securities in this offering. Except as otherwise indicated, these persons have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this prospectus.

                                                  BENEFICIAL OWNERSHIP

                   NAME                         SHARES             PERCENT


DIRECTORS AND EXECUTIVE OFFICERS


Tarek S. Kirschen                           21,900,000 (1)          34.7
James J. Gitney                                922,000 (2)           1.5
Robert L. Hausman                              948,240 (3)           1.6
Michael D. Karsch                            1,100,000 (4)           1.8
Thomas B. Walker                               600,000 (5)           1.0
Lee Goldstein                                1,605,792 (6)           2.6
Dereck Clark                                 7,384,354 (7)          11.9
Robert Hildreth, Jr.                           200,000 (8)             *
James DeGracia                                 200,000 (8)             *
Don Hughes                                   1,540,000 (9)            --
Susan Tedesco                                  200,000 (8)             *
All directors and executive officers
    as a group (11 persons)                 36,600,386 (10)         52.4


5% OR GREATER HOLDERS

Steven Landau                                9,450,000              15.7

---------------------
  *Less than 1%



(1) Includes 18,900,000 shares of common and 3,000,000 shares issuable upon the exercise of stock options.
(2) Includes 4,000 shares held in a retirement account, 38,000 shares held by Mr. Gitney's wife, 30,000 shares held by his minor children and options to purchase 850,000 shares issuable upon the exercise of stock options.
(3) Includes 148,240 shares and 800,000 shares of common stock issuable upon the exercise of stock options.
(4) Includes 100,000 shares and 1,000,000 shares of common stock issuable upon the exercise of stock options.
(5) Represents 480,000 shares of common stock issuable upon the exercise of stock options held by Mr. Walker and 120,000 shares of common stock issuable upon the exercise of stock options held by Tatum CFO Partners LLP, of which Mr. Walker is a member.

(6) Includes 269,750 shares owned by Mr. Goldstein, 273,542 shares held by Mr. Goldstein's wife, 162,500 shares held by a family trust and 900,000 shares issuable upon the exercise of stock options.
(7) Includes 4,887,130 shares held jointly by Mr. Clark and his wife, 497,224 shares held by a corporation of which Mr. Clark is a principal stockholder and president and 2,000,000 shares of common stock issuable upon exercise of stock options.
(8) Includes 200,000 shares of common stock issuable upon the exercise of the stock options.
(9) Includes 1,540,000 shares of common stock owned by Ms. Kim Wilson, who currently resides with Mr. Hughes, for which he disclaims beneficial ownership. Excludes options to purchase 400,000 shares of common stock that are expected to be granted to Mr. Hughes.
(10) Includes 26,850,386 shares and 9,750,000 shares of common stock issuable upon the exercise of stock options.


                               SELLING SHAREHOLDER


         The following table sets forth certain information with respect to the selling shareholder as of November 15, 2000. The selling shareholder is not currently an affiliate of MerchantOnline, and has not had a material relationship with MerchantOnline during the past three years, other than as a holder of securities of MerchantOnline and the negotiation of the investment agreement.

                                        Shares       Maximum
                                     Beneficially    Shares      Amount Owned
                    Name                Owned        Offered    After Offering


                                                                 Number     %


Swartz Private Equity, LLC.........     980,000     6,480,000     --      --




The table assumes that Swartz will sell all of the shares of common stock being offered. We cannot assure you that Swartz will sell all or any of the shares offered. The number of shares includes 980,000 shares of common stock issuable upon exercise of outstanding warrants which are currently exercisable.

This 6,480,000 shares offered includes up to an aggregate of 5,000,000 shares of our common stock that we may sell to Swartz pursuant to the investment agreement, 500,000 shares of common stock underlying warrants issuable in connection with the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz, and the 980,000 warrants currently outstanding. It is expected that Swartz will not beneficially own more than 9.9% of our outstanding common stock at any time.


                            THE INVESTMENT AGREEMENT

         Overview. On January 5, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell, at our option, our common stock for up to an aggregate of $35 million from time to time during a three-year period commencing on the effective date of a registration statement. This is referred to as a put right.


         Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued upon exercise of that put right. Additionally, we must give at least ten but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock not to exceed $2 million which we will sell to Swartz during the put and/or a minimum purchase price per common share, if applicable, at which Swartz may purchase shares during the put. The designated minimum purchase price per common share will be no greater than 80% of the closing bid price of our common stock on the advanced put notice date. The number of common shares sold to Swartz in a given put may not exceed the lesser of:

         o 15% of the aggregate daily reported trading volume excluding certain block trades during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is 20 business days after the date we invoked the put right excluding certain days where the common shares trade below a Company specified minimum price,


         o  the intended put amount,


         o the number of our shares which when multiplied by the put share price equals $2 million, and


         o 9.9% of our common stock outstanding on a fully diluted basis upon completion of the put.

            For each common share, Swartz will pay us the lesser of the market price for the applicable pricing period, minus $.10, or 91% of the market price for the applicable pricing period. Market price is defined as the lowest closing bid price for the common stock during the applicable pricing period, which is the 20 business days following the date notice of the put was provided to Swartz. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

         Sample Exercise of a Put. After the effectiveness of the registration statement, we may draw down the maximum initial amount permitted under the investment agreement. Based on the 20-day lowest closing bid price of our common shares of $3.50 and our 20-day aggregate daily reported trading volume of 910,000 shares as of August 22, 2000, we would be entitled to draw down approximately $434,752 under our first put and issue 136,500 shares and a warrant to purchase 13,650 shares of common stock.


         In the period beginning January 1, 2000 through November 15, 2000, the 20-day aggregate trading volume ranged from 315,300 to 2,612,000 shares. Closing bid prices ranged from $2.75 to $11.06 per share. The table below illustrates the dollar amounts that could have been available to us and the corresponding number of shares that we would have issued per put had this agreement been in effect during that time:


--------------------------------------------------------------------------------
Price/Share    20 Day Volume        400,000       1,200,000      2,500,000
--------------------------------------------------------------------------------
  $ 2.75       Dollars per Put     $150,000      $  450,000     $  938,000
               Shares per Put        60,000         180,000        375,000
--------------------------------------------------------------------------------
  $ 5.00       Dollars per Put     $273,000      $  819,000     $1,706,000
               Shares per Put        60,000         180,000        375,000
--------------------------------------------------------------------------------
  $ 7.50       Dollars per Put     $410,000      $1,228,000     $2,000,000
               Shares per Put        60,000         180,000        293,000
--------------------------------------------------------------------------------
  $11.00       Dollars per Put     $600,000      $1,800,000     $2,000,000
               Shares per Put        60,000         180,000        200,000
--------------------------------------------------------------------------------

            Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

         Cancellation Of Puts. We must cancel a particular put if, between the date of the advance put notice and the last day of the pricing period:

         o we discover an undisclosed material fact relevant to Swartz's investment decision;
         o the registration statement registering resales of the common shares becomes ineffective; or
         o  shares are delisted from the then primary exchange.

         However, the put will remain in effect for the number of shares specified in the put notice for the shortened pricing period which will end on the day prior to the date of delivery of the put cancellation notice.

         Warrants. In December 1999, we delivered to Swartz warrants to purchase 980,000 shares of our common stock at anytime for five years at an exercise price which was initially $.965. Within five business days after the end of the pricing period for each put, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price for applicable put. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         Non-Usage Fee. On the last business day of each six-month period following the date of the Investment, if we have not put $1,000,000 of our stock to Swartz, we will be required to pay Swartz a non-usage fee equal to the difference between $100,000 and 10% of the aggregate put amounts to Swartz during such six month period.

         Termination Of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

         Right Of First Refusal. During the term of the investment agreement and for 90 days after its termination, we are prohibited from issuing or selling any capital stock or securities convertible into our capital stock for cash in private capital raising transactions, without obtaining the prior written approval of Swartz. In addition, Swartz has the option for 10 days after receiving notice to purchase such securities on the same terms and conditions. This right of first refusal does not apply to acquisitions, option plans or primary offerings of our common stock.


         Swartz's Right Of Indemnification. We are obligated to indemnify Swartz (including their shareholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

We believe that it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

                            DESCRIPTION OF SECURITIES


         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, 60,645,486 shares of which were outstanding at October 31 , 2000 and 25,000,000 shares of preferred stock, par value $.001 per share, none of which are outstanding.


COMMON STOCK

         Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and nonassessable.

PREFERRED STOCK


         Our Board of Directors has the authority to issue 25,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series which the Board may increase or decrease as permitted by Florida law, liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. We have no present plans to issue shares of preferred stock.


CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:


         o  at least 20% but less than 33-1/3% of all voting power;
         o  at least 33-1/3% but less than a majority of all voting power; or
         o  a majority or more of all voting power.

The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates. Florida law and our Articles and Bylaws also authorize MerchantOnline to indemnify our directors, officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties, and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.


TRANSFER AGENT

         The transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of this offering, we will have up to 67,125,486 shares of common stock outstanding. Of these shares, approximately 13,000,000 shares will be freely tradable without restriction under the Securities Act, except for such shares which may be acquired by an "affiliate" of MerchantOnline as that term is defined in Rule 144 under the Securities Act, which shares generally may be sold publicly without registration under the Securities Act only in compliance with Rule 144. The remaining outstanding shares are held by affiliates or will become eligible for sale under Rule 144 within the next 12 months.

         In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares", as defined in Rule 144, were acquired from MerchantOnline and the date they were acquired from an affiliate, then the holder of such restricted shares is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning MerchantOnline. An affiliate of MerchantOnline, may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.


         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from MerchantOnline and the date they were acquired from an affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION


         The selling shareholder is free to offer and sell its common stock at such times, in such manner and at such prices as it may determine. The types of transactions in which the shares are sold may include transactions in the over-the-counter market, including block transactions, negotiated transactions, the settlement of short sales of shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.


         The selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholder does not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.


         The selling shareholder may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commission from the selling shareholder. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.


         The selling shareholder is , and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

         Because the selling shareholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to prospectus delivery requirements.

         We have informed the selling shareholder that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to its sales in the market and have provided the selling shareholder with a copy of such rules and regulations.

         The selling shareholder also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conforms to the requirements of such Rule. MerchantOnline is responsible for all costs, expenses and fees incurred in registering the shares offered hereby. Swartz is responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                  LEGAL MATTERS


         Certain legal matters with respect to the validity of the shares of common stock offered hereby have been passed upon for us by Michael D. Karsch, Vice President and General Counsel.


                                     EXPERTS


         The financial statements of MerchantOnline.com, Inc. appearing in MerchantOnline.com, Inc.'s Annual Report on Form 10-KSB for the year ended October 31, 1999 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's website located at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The documents we are incorporating by reference are:


--------------------------------------------------------------------------------
SEC FILING                              PERIOD COVERED OR DATE OF FILING
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Annual Report on Form 10-KSB            Year ended October 31, 1999
--------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB         Three months ended January 31, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB         Three months ended April 30, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB/A       Three months ended April 30, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB         Three months ended July 31, 2000
--------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB/A       Three months ended July 31, 2000
--------------------------------------------------------------------------------
Form 8-K                                January 19, 2000
--------------------------------------------------------------------------------
Form 8-K                                January 24, 2000
--------------------------------------------------------------------------------
Form 8-K                                May 5, 2000
--------------------------------------------------------------------------------
Form 8-K                                May 30, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              March 21, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              June 30, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              July 31, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              August 3, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              August 3, 2000
--------------------------------------------------------------------------------
Form 8-K/A                              August 29, 2000
--------------------------------------------------------------------------------
Description of our common stock
contained in our Registration Statement
on Form 10-SB and any amendment or report
filed for the purpose of updating such
description
--------------------------------------------------------------------------------


         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information about us and the common stock offered under this prospectus, please refer to the registration statement, including the exhibits. Copies of the registration statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to Chief Administrative Officer, Robert Hausman, 902 Clint Moore Road, Suite 114, Boca Raton, Florida 33487, telephone number (561) 864-6000 x 112 , by fax to (561) 864-6022, or by e-mail to
Bhausman@Merchantonline.com..

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee...............      $ 7,271
Printing and engraving expenses...................................        2,500
Accounting fees and expenses......................................       15,000
Legal fees and expenses...........................................        1,000
Transfer Agent's fees and expenses................................        1,000
Miscellaneous.....................................................        3,229
                                                                        -------
TOTAL.............................................................       30,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

EXHIBIT                            DESCRIPTION


2.8*           Amendment No. 2 to Agreement and Plan of Reorganization dated as of April 24, 2000, by and among MerchantOnline.com, Inc.,
               Innovonics, Inc. and Innovonics Acquisition Corp.
5.1*           Opinion of Michael D. Karsch, Esq.
10.6(1)        Investment Agreement dated January 5, 2000 between Swartz Private
               Equity LLC and MerchantOnline.com.
10.7(1)        Registration Rights Agreement dated January 5, 2000 between
               Swartz Private Equity LLC and MerchantOnline.com.
10.8(1)        Form of Swartz Private Equity LLC Warrant
10.9*          Amendment dated August 29, 2000 to the Investment Agreement dated
               January 5, 2000 between Swartz Private Equity LLC and
               MerchantOnline.com
10.10          2000 Equity Incentive Plan
23.1*          Consent of Michael D. Karsch, Esq.(included in its opinion filed as Exhibit 5.1)
23.2           Consent of Ernst & Young LLP
24.1           Powers of Attorney (included on the signature page of this
               Registration Statement)

*        Previously filed.
+        Confidential Treatment requested for a portion of this document.


(1) Filed as an Exhibit of the same number to our Annual Report on Form 10-KSB (File No. 0-22607) and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (a) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boca Raton, State of Florida, on November 21, 2000.


                                        MERCHANTONLINE.COM, INC.


Date: November 21, 2000                 By: /s/ TAREK KIRSCHEN
                                            ------------------------
                                            Tarek S. Kirschen
                                            Chairman and Chief Executive Officer


         Each person whose signature appears below constitutes and appoints Tarek S. Kirschen and James J. Gitney, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents; or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                     TITLE                            DATE
--------------------------    ------------------------------   -----------------


/s/ TAREK KIRSCHEN            Chairman, Chief Executive        November 21, 2000
--------------------------    Officer and President
Tarek S. Kirschen             (Principal Executive Officer)


/s/ JAMES J. GITNEY           Executive Vice President, Chief  November 21, 2000
--------------------------    Operating Officer and Director
James J. Gitney


/s/ THOMAS B. WALKER          Vice President and Chief         November 21, 2000
--------------------------    Financial Officer
Thomas B. Walker              (Principal Financial and
                              Accounting Officer)

SIGNATURE                     TITLE                            DATE
--------------------------    ------------------------------   -----------------


/s/ DERECK CLARK              Director                         November 21, 2000
--------------------------
Dereck Clark


/s/ LEE GOLDSTEIN             Director                         November 21, 2000
--------------------------
Lee Goldstein


/s/ BOB HILDRETH, JR.         Director                         November 21, 2000
--------------------------
Bob Hildreth, Jr.


/s/ JAMES DEGRACIA            Director                         November 21, 2000
--------------------------
James Degracia


/s/ DONALD HUGHES             Director                         November 21, 2000
--------------------------
Donald Hughes


/s/ SUSAN TEDESCO             Director                         November 21, 2000
--------------------------
Susan Tedesco

                                  EXHIBIT INDEX

EXHIBIT


10.10             2000 Equity Incentive Plan
23.2              Consent of Ernst & Young LLP